SKLAR WILLIAMS
______ PLLC ______
LAW OFFICES
410 South Rampart Boulevard, Suite 350
Las Vegas, Nevada 89145
(702) 360-6000 ó Fax: (702) 360-0000

Exhibit 5.1

January 14, 2024

IZEA Worldwide, Inc.
1317 Edgewater Drive. Suite 1880
Orlando, Florida 32804

Ladies and Gentlemen:

We have acted as special Nevada counsel to IZEA Worldwide, Inc. (the “Company”), a corporation organized under the laws of the state of Nevada, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 700,000 shares of the Company’s common stock, par value $0.0001 per share, of the Company (the “Shares”) issuable in connection with the award of stock-based incentives (the “Awards”) under the Company’s 2011 Equity Incentive Plan as amended and restated as of December 12, 2024 (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements, certificates and comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares issuable in connection with Awards under the Plan, when duly issued and delivered pursuant to the terms of the Awards and the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to Chapter 78 of the Nevada Revised Statutes (including any applicable provisions of the Constitution of the State of Nevada and the reported judicial decisions interpreting such chapter of the Nevada Revised Statutes and such applicable provisions of the Constitution of the State of Nevada), and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Nevada. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion is furnished to you in connection with the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Sklar Williams PLLC

SKLAR WILLIAMS PLLC